Exhibit 99.1

Thomas Properties Group, Inc. Stockholders Approve Merger with Parkway Properties, Inc.

LOS ANGELES – December 17, 2013 –  Thomas Properties Group, Inc. (NYSE: TPGI) (“Thomas Properties”) today announced that at the special meeting of Thomas Properties stockholders held today, stockholders voted overwhelmingly to approve the proposed merger with Parkway Properties, Inc. (NYSE: PKY) (“Parkway”), pursuant to the definitive merger agreement dated September 4, 2013. Approximately 99% of the votes cast at the special meeting of stockholders voted in favor of the approval and adoption of the merger agreement, which represented approximately 87% of the total outstanding shares of Thomas Properties’ common stock and limited voting stock, as of the November 11, 2013 record date for the special meeting.

Subject to the satisfaction or waiver of the remaining conditions to closing, the merger is expected to close on December 19, 2013. Assuming completion of the merger, shares of Thomas Properties common stock are expected to be delisted after the close of trading on December 19, 2013. As a result of the merger, each share of Thomas Properties common stock will be converted into 0.3822 newly issued shares of Parkway common stock. In addition, each share of Thomas Properties limited voting stock will be converted into 0.3822 newly issued shares of Parkway limited voting stock. Shares of Parkway common stock will continue to trade under the existing ticker symbol “PKY” on the New York Stock Exchange.

About Thomas Properties Group, Inc.

Thomas Properties is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties, please visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements which are based on Thomas Properties’ current expectations and assumptions. Although Thomas Properties believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from Thomas Properties’ expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of debt and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012, and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. Thomas Properties disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor relations contact:

Thomas Properties Group, Inc.

Diana M. Laing, Chief Financial Officer

(213) 613-1900